Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION
January 29, 2015	CONTACT BENJAMIN BOCHNOWSKI
(219) 853-7575

NORTHWEST INDIANA BANCORP

ANNOUNCES RECORD EARNINGS FOR 2014

Munster, Indiana - NorthWest Indiana Bancorp (the “Bancorp”), the holding company for Peoples Bank (the “Bank”), reported an annual earnings increase of 3.9%, as net income totaled $7.4 million for 2014, compared to $7.1 million for 2013. The 2014 net income figure of $7.4 million represents the third consecutive year of record earnings for the Bancorp, exceeding its prior earnings record for 2013.

The 2014 net income of $7.4 million represents $2.60 earnings per basic and diluted share. For 2014, the return on average assets (ROA) was 0.97% and the return on average equity (ROE) was 10.14%. Net revenue, another way of looking at the Bancorp’s core ability to generate earnings before expenses, went from $29.8 million for 2013 to $31.4 million for 2014, or a 5.5% increase.

“For the third consecutive year, Peoples Bank is pleased to report record net income with 2014 operating results of $7.4 million. Our performance reflects the successful execution of our on-going strategies to build on our strengths as an independent community bank with exceptional service and cutting-edge technology. The Bank’s strategic plan focused on expanded core earnings, increased loan production, increased income from our Wealth Management Group, operating efficiency, and the successful completion of the acquisition of First Federal of Hammond,” said David Bochnowski, chairman and chief executive officer.

“The Bank’s balance sheet reflects the underlying strength of our strong capital position as assets grew 11.8 % to $775 million at year end. Our capital position will permit future growth through expansion of our footprint with additional banking centers as well as acquisition opportunities in a consolidating community banking industry,” Bochnowski said.

“During the last year we increased total loan originations to $222.6 million, continued to roll out electronic banking services in response to customer preferences, and increased income from our Wealth Management Group by 14.9%,” Bochnowski noted. He also added, “The Bank’s asset quality continues to remain in a strong position as we utilize the resources entrusted to us to help our communities grow.”

“Our goal is to build for the future, so that we can independently continue to provide value for our stakeholders. Peoples Bank has the earnings, capital and people that will get us to that goal. This year, we are focused on continuing to build our Business Banking team, increasing mortgage originations, growing our Wealth Management footprint, expanding our retail network and further enhancing our already robust cybersecurity defenses. Peoples Bank is stronger than ever, and we will continue to expand as the economy improves,” said Benjamin Bochnowski, president and chief operating officer.

For the three months ended December 31, 2014, the Bancorp’s net income totaled $1.7 million, compared to $1.4 million for the three months ended December 31, 2013, an increase of $363 thousand, or 21.0%. The net income of $1.7 million for the three months ended December 31, 2014 represents $0.61 earnings per basic and diluted share. For the three months ended December 31, 2014, the ROA was 0.88% and the ROE was 9.08%.

Net Interest Income

Net interest income, the difference between interest income from loans and investments and interest expense paid to funds providers, totaled $25.4 million for 2014, compared to $24.4 million in 2013 for an increase of $936 thousand or 3.8%. The Bancorp’s net interest margin on a tax adjusted basis was 3.81% for 2014, compared to 3.98% for 2013. For the three months ended December 31, 2014, net interest income totaled $6.5 million, compared to $5.8 million for the three months ended December 31, 2013 for an increase of $699 thousand or 12.1%. The Bancorp’s tax adjusted net interest margin for the three months ended December 31, 2014 was 3.76%, compared to 3.78% for the three months ended December 31, 2013. During 2014, the Bancorp’s net interest income was positively impacted by strong balance sheet growth, as interest earning assets increased by $84.0 million or 13.0% since December 31, 2013.

Noninterest Income

Noninterest income from banking activities totaled $6.1 million, for 2014, compared to $5.4 million in 2013 for an increase of $715 thousand or 13.3%. The noninterest income increase for 2014 is primarily a result of higher income related to wealth management operations, gains from loan sales related to increased origination volume, fees from banking operations, and an increase in the cash value of bank owned life insurance. For the three months ended December 31, 2014, noninterest income totaled $1.5 million, compared to $1.2 million for the three months ended December 31, 2013 for an increase of $292 thousand or 23.9%. The noninterest income increase for the three month period is primarily a result of higher income from wealth management operations, loan sales and fees from banking operations.

Noninterest Expense

Noninterest expense related to operating activities totaled $21.0 million for 2014, compared to $19.8 million in 2013 for an increase of $1.2 million or 6.0%. For the three months ended December 31, 2014, noninterest expense totaled $5.5 million, compared to $5.2 million for the three months ended December 31, 2013 for an increase of $347 thousand or 6.7%. The increase in noninterest expense for the full year and the three month period is related to one-time costs related to the Bancorp’s recent acquisition, added operating expenses from the acquired bank and costs incurred to grow the Bancorp’s lending team.

Funding

At December 31, 2014, core deposits totaled $449.6 million, an increase of $32.3 million or 7.7%, compared to December 31, 2013. Core deposits include checking, savings, and money market accounts and represented 70.9% of the Bancorp’s total deposits at December 31, 2014. The increase in core deposits is a result of management’s sales efforts, customer preferences for short-term liquid investments in the current low interest rate environment, and the acquisition that took place during the year. The Bancorp has experienced strong growth in consumer core accounts. During 2014, certificate of deposit balances increased by $28.8 million or 18.5%, compared to December 31, 2013. The growth in certificates of deposit is primarily related to the Bancorp’s recent acquisition. In addition, at December 31, 2014, borrowings and repurchase agreements totaled $53.9 million, an increase of $9.0 million or 20.0%, compared to December 31, 2013. The increase in borrowed funds is a result of funding balance sheet growth opportunities.

Lending

The Bancorp’s loan portfolio totaled $488.2 million at December 31, 2014, an increase of $51.2 million or 11.5%, compared to December 31, 2013. During 2014, the Bancorp originated $222.6 million in new loans, an increase of $5.6 million or 2.6%, compared to 2013. Loan balances consisting of residential mortgage loans and home equity lines of credit acquired in the recent acquisition totaled $29.1 million. During 2014, residential, commercial, construction and government related loans increased by $50.8 million in the aggregate. During 2014, $26.2 million in newly originated fixed rate mortgage loans were sold into the secondary market, resulting in gains of $623 thousand.

Investing

The Bancorp’s securities portfolio totaled $220.1 million at December 31, 2014, compared to $195.6 million at December 31, 2013, an increase of $24.4 million or 12.5%. The securities portfolio represents 30.2% of earning assets and provides a consistent source of earnings to the Bancorp. Cash and cash equivalents totaled $22.0 million at December 31, 2014, compared to $19.8 million at December 31, 2013, an increase of $2.2 million or 11.0%.

Asset Quality

At December 31, 2014, non-performing loans totaled $5.5 million, compared to $4.0 million at December 31, 2013, an increase of $1.5 million. The Bancorp’s ratio of non-performing loans to total loans was 1.10% at December 31, 2014, compared to 0.90% at December 31, 2013. In addition, the Bancorp’s ratio of non-performing assets to total assets was 1.15% at December 31, 2014, compared to 0.91% at December 31, 2013. The increase in non-performing loans for 2014 is primarily the result of the addition of one commercial real estate loan that was originated prior to 2008. During January 2015, the previously mentioned non-performing commercial real estate loan for $1.1 million was paid-off. Adjusting the Bancorp’s asset quality ratios had the pay-off occurred as of December 31, 2014, the non-performing assets to total assets ratio would decrease to 1.01% and the non-performing loans to total loans ratio would decrease to 0.91%. Both such ratios, as adjusted for the commercial real estate loan pay-off, are non-GAAP measures. A reconciliation of the non-GAAP asset quality measures to their most comparable GAAP measures are provided at the end of this press release.

For 2014, loan loss provisions totaled $875 thousand, while $450 thousand in provisions were recorded for 2013. For the three months ended December 31, 2014, loan loss provisions totaled $300 thousand, while $70 thousand in provisions were recorded for the three months ended December 31, 2013. The 2014 loan loss provisions were primarily related to increased loan originations and overall loan portfolio growth. Loan charge-offs, net of recoveries, totaled $1.7 million for both 2014 and 2013. The net charge-offs for 2014 are concentrated with one of the previously mentioned commercial real estate loans originated prior to 2008, which carried a specific loan loss reserve of $1.1 million prior to charge-off. At December 31, 2014, the allowance for loan losses totaled $6.4 million and is considered adequate by management. The allowance for loan losses as a percentage of total loans was 1.30% at December 31, 2014, compared to 1.64% at December 31, 2013. The allowance for loan losses as a percentage of non-performing loans, or coverage ratio, was 114.82% at December 31, 2014, compared to 181.81% at December 31, 2013. Adjusting the December 31, 2014 coverage ratio for the subsequent pay-off of the $1.1 million non-performing commercial real estate loan, the ratio would increase to 143.88%. The coverage ratio, as adjusted for this loan pay-off, is a non-GAAP measure. A reconciliation of the non-GAAP coverage ratio measures to their most comparable GAAP measures are provided at the end of this press release.

Capital Adequacy

At December 31, 2014, shareholders’ equity stood at $76.2 million or 9.8% of total assets. The Bancorp’s regulatory capital ratios at December 31, 2014 were 14.8% for total capital to risk-weighted assets, 13.6% for tier 1 capital to risk-weighted assets and 9.2% for tier 1 capital to adjusted average assets. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $26.78 per share at December 31, 2014.

About NorthWest Indiana Bancorp

NorthWest Indiana Bancorp is a locally owned and independent bank holding company headquartered in Munster, Indiana, whose activities are primarily limited to holding the stock of Peoples Bank. Peoples Bank provides a wide range of personal, business and wealth management financial services from its 14 locations in Lake and Porter Counties in Northwest Indiana. NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under the symbol NWIN. The website ibankpeoples.com provides information on Peoples Bank’s products and services, and NorthWest Indiana Bancorp’s investor relations.

Forward Looking Statements

“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions in the financial services industry, the Bancorp’s ability to successfully integrate the operations of recently acquired institutions, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

Disclosure Regarding Non-GAAP Measures

This report refers to certain financial measures that are identified as non-GAAP. The Bancorp believes that these non-GAAP measures are helpful to investors to better understand the Bancorp’s asset quality trends at the date of this filing. This supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. See the attached Table 1 at the end of this press release for a reconciliation of the non-GAAP asset quality ratios identified herein and their most comparable GAAP measures.

NorthWest Indiana Bancorp
Financial Report

Key Ratios	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Return on equity	9.08%	7.74%	10.14%	10.17%
Return on assets	0.88%	0.79%	0.97%	1.03%
Basic earnings per share	$0.61	$0.48	$2.60	$2.50
Diluted earnings per share	$0.61	$0.48	$2.60	$2.50
Yield on loans	4.41%	4.40%	4.42%	4.79%
Yield on security investments	2.73%	2.88%	2.72%	2.73%
Total yield on earning assets	3.78%	3.82%	3.82%	4.03%
Cost of deposits	0.21%	0.20%	0.20%	0.20%
Cost of borrowings	0.96%	1.08%	0.98%	1.15%
Total cost of funds	0.27%	0.27%	0.27%	0.28%
Net interest margin - tax equivalent	3.76%	3.78%	3.81%	3.98%
Noninterest income / average assets	0.77%	0.71%	0.80%	0.78%
Noninterest expense / average assets	2.81%	2.98%	2.76%	2.87%
Net noninterest margin / average assets	-2.04%	-2.27%	-1.96%	-2.09%
Efficiency ratio	69.10%	73.94%	66.85%	66.55%
Effective tax rate	20.19%	22.06%	22.55%	25.19%
Dividend declared per common share	$0.25	$0.22	$0.97	$0.85

	December 31,	December 31,
	2014	2013
	(Unaudited)	(Unaudited)
Net worth / total assets	9.83%	9.63%
Book value per share	$26.78	$23.50
Non-performing assets to total assets	1.15%	0.91%
Non-performing loans to total loans	1.10%	0.90%
Allowance for loan losses to non-performing loans	114.83%	181.81%
Allowance for loan losses to loans outstanding	1.30%	1.64%
Foreclosed real estate to total assets	0.23%	0.16%

Consolidated Statements of Income	Three Months Ended		Twelve Months Ended
(Dollars in thousands)	December 31, 2014	December 31,	December 31, 2014	December 31,
	(Unaudited)	2013	(Unaudited)	2013
Interest income:
Loans	$5,405	$4,789	$21,232	$20,891
Securities & short-term investments	1,532	1,382	5,951	5,266
Total interest income	6,937	6,171	27,183	26,157
Interest expense:
Deposits	339	275	1,253	1,143
Borrowings	140	137	567	587
Total interest expense	479	412	1,820	1,730
Net interest income	6,458	5,759	25,363	24,427
Provision for loan losses	300	70	875	450
Net interest income after provision for loan losses	6,158	5,689	24,488	23,977
Noninterest income:
Fees and service charges	707	640	2,738	2,537
Wealth management operations	411	344	1,605	1,397
Gain on sale of securities, net	21	90	541	630
Increase in cash value of bank owned life insurance	107	111	418	380
Gain on sale of loans held-for-sale, net	240	39	623	379
Gain on sale of foreclosed real estate	14	-	35	17
Other	16	-	114	19
Total noninterest income	1,516	1,224	6,074	5,359
Noninterest expense:
Compensation and benefits	2,997	2,701	11,416	10,599
Occupancy and equipment	762	788	3,238	3,120
Data processing	288	267	1,139	1,021
Marketing	128	126	496	509
Federal deposit insurance premiums	120	124	466	503
Other	1,215	1,157	4,260	4,069
Total noninterest expense	5,510	5,163	21,015	19,821
Income before income taxes	2,164	1,750	9,547	9,515
Income tax expenses	437	386	2,153	2,397
Net income	$1,727	$1,364	$7,394	$7,118

NorthWest Indiana Bancorp
Financial Report
Balance Sheet Data
(Dollars in thousands)	December 31,
	2014	December 31,	Change	Mix
	(unaudited)	2013	%	%
Total assets	$775,044	$693,453	11.8%
Cash & cash equivalents	21,963	19,788	11.0%
Securities - available for sale	220,053	195,632	12.5%

Loans receivable:
Construction and land development	25,733	21,462	19.9%	5.3%
1-4 first liens	160,526	141,186	13.7%	32.9%
Multifamily	31,703	30,782	3.0%	6.5%
Commercial real estate	156,015	144,378	8.1%	32.0%
Commercial business	58,682	57,716	1.7%	12.0%
1-4 Junior Liens	1,507	1,186	27.1%	0.3%
HELOC	25,564	16,903	51.2%	5.2%
Lot loans	1,932	2,389	-19.1%	0.4%
Consumer	357	232	53.8%	0.1%
Government and other	26,134	21,587	21.1%	5.4%
Total loans	488,153	437,821	11.5%	100.1%

Deposits:
Core deposits:
Noninterest bearing checking	80,352	73,430	9.4%	12.7%
Interest bearing checking	133,962	123,299	8.6%	21.1%
Savings	89,866	84,460	6.4%	14.2%
MMDA	145,384	136,088	6.8%	22.9%
Total core deposits	449,564	417,277	7.7%	70.9%
Certificates of deposit	184,382	155,616	18.5%	29.1%
Total deposits	633,946	572,893	10.7%	100.0%

Borrowings and repurchase agreements	53,906	44,929	20.0%
Stockholder's equity	76,165	66,761	14.1%

Asset Quality	December 31,
(Dollars in thousands)	2014	December 31,	Change
	(unaudited)	2013	%
Nonaccruing loans	$4,599	$3,780	21.7%
Accruing loans delinquent more than 90 days	941	174	440.8%
Securities in non-accrual	1,611	1,252	28.7%
Foreclosed real estate	1,745	1,084	61.0%
Total nonperforming assets	8,896	6,290	41.4%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	426	1,703	-75.0%
ALL general allowances for loan portfolio	5,935	5,486	8.2%
Total ALL	6,361	7,189	-11.5%

Troubled Debt Restructurings:
Nonaccruing troubled debt restructurings, non-compliant (1) (2)	524	569	-7.9%
Nonaccruing troubled debt restructurings, compliant (2)	1,216	534	127.7%
Accruing troubled debt restructurings	4,687	8,148	-42.5%
Total troubled debt restructurings	6,427	9,251	-30.5%
(1) "non-compliant" refers to not being within the guidelines of the restructuring agreement
(2) included in nonaccruing loan balances presented above

	At December 31, 2014
	(unaudited)
Capital Adequacy	Actual	Required to be
	Ratio	well capitalized(1)
Total capital to risk-weighted assets	14.8%	10.0%
Tier 1 capital to risk-weighted assets	13.6%	6.0%
Tier 1 capital to adjusted average assets	9.2%	5.0%

(1) Effective January 1, 2015, new minimum capital requirements went into effect, which increased the Tier 1 capital to risk-weighted assets ratio to 8.0% to be well capitalized and also introduced a new common equity Tier 1 capital raio of 4.5$ (6.5% to be well capitalized).

	December 31, 2014 GAAP	Adjustment for commercial real	Pro-forma December 31, 2014 Non-GAAP
	(unaudited)	estate sale	(unaudited)
Non-performing assets	8,896	(1,119)	7,777
Total assets	774,844	(1,119)	773,725
Non-performing assets to total assets	1.15%		1.01%

Non-performing loans	5,540	(1,119)	4,421
Total loans	488,153	(1,119)	487,034
Non-performing loans to total loans	1.13%		0.91%

Allowance for loan losses	6,361		6,361
Non-performing loans	5,540	(1,119)	4,421
Allowance for loan losses to non-performing loans	114.82%		143.88%